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                                                                    EXHIBIT 12.1

BOWATER INCORPORATED
STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIO INFORMATION)


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                                                             Nine Months Ended
                                                               September 30,
                                                            2002           2001
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EARNINGS:

Income (loss) before income taxes and minority interests   $ (141.5)    $ 162.1

Add: Fixed charges from below                                 137.3       120.0
Less: Capitalized interest                                      5.8         7.1
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                                                           $  (10.0)    $ 275.0
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FIXED CHARGES:

Interest expense, net of interest capitalized                 122.8       102.7
Capitalized interest                                            5.8         7.1
Estimate of interest within rental expense                      2.2         2.0
Amortized premium and discounts related to indebtedness         6.5         8.2
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                                                           $  137.3     $ 120.0
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RATIO OF EARNINGS TO FIXED CHARGES                             --          2.3x
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DEFICIENCY OF EARNINGS TO FIXED CHARGES                    $ (147.3)
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